EXHIBIT 10.1

PERSONAL AND CONFIDENTIAL

Mr. John Forney
139 Gould Hill Road
Hopkinton, NH 03229

RE: SEPARATION AGREEMENT AND GENERAL RELEASE

Dear John:

This letter agreement sets forth the terms of our mutual agreement regarding your separation from employment with Rock of Ages Corporation, and its subsidiaries and affiliates (collectively, the "Company"), and the termination of your employment under your January 22, 1999 Employment with the Company (the "Employment Agreement"). Specifically, we agree as follows:

    1.   You have resigned from your employment with, and as an officer and director of, the Company effective July 31, 2002 (the "Separation Date").

    2.   The Company will provide you with severance pay (the "Severance Pay") in the gross amount of Six Hundred Six Thousand Dollars ($656,000.00) plus the value of the Vehicle, the Computer and the Cell Phone (as said terms are defined below) for the period beginning on the Separation Date and ending two (2) years thereafter on July 31,2004 (the "Severance Period"). The first installment of the cash Severance Pay in the amount of Four Hundred Fifty Six Thousand Dollars ($456,000.00) shall be payable on the eight (8th) calendar year following the date you sign this agreement. The balance of your cash Severance Pay shall be paid according to the following schedule of installments:

January 31, 2003	$50,000.00
July 31, 2003	$50,000.00
January 31, 2004	$50,000.00
July 31, 2004	$50,000.00

(each such installment, including the first installment of $456,000 being hereafter sometimes referred to as a "Severance Installment"). The Severance Pay shall continue to be payable to you regardless of your employment status, and shall be subject to withholding for state, local, and federal taxes and other applicable and authorized payroll deductions. All Severance Pay is in consideration of your covenants and agreements in this agreement, including, without limitation, those set forth in Paragraph 10 below and particularly those set forth in Subparagraph 10(a) and 10(b) below.

    3.   The Company will continue your family coverage under the Company's existing plan of health and major medical insurance (or successor plan providing substantially the same coverage) at its expense until the earlier to occur of (a) the date you accept employment with any other person or entity, with or without remuneration and as an employee, independent contractor or consultant ("Other Employment"), and (b) July 31, 2003. After said date, under current COBRA law you will have the right to remain on the Company's group plan for up to eighteen (18) months, contingent upon your payment of the full premium in effect during that time. A COBRA notice and election form will be sent to your home on a timely basis.

    4.   The Company, on the Separation Date, will transfer to you the Company owned Volvo vehicle you are presently driving (the "Vehicle"), your laptop computer (the "Computer"), after the Company has purged said computer of all Company data and information contained in the Computer's memory, and the Company cell phone you are currently using (the Cell Phone). The Company will pay the charges on the Cell Phone for up to 30 days after the Separation Date and during that period cooperate with you in an effort to have the existing number transferred to you. You will be responsible for and pay all charges after the transfer of the number to you or the 30 days, whichever is sooner. You agree to allow the Company access to the Computer for purposes of purging all Company information and agree not to retain copies, electronic or otherwise, of any Company data and information contained in the Computer's memory. The value of the Vehicle, the Cell Phone and the Computer is agreed to be part of the Severance Pay payable to you hereunder. Prior to the Separation Date, you will return your Company keys and all other Company property and assets within your possession or control, other than the Vehicle, the Cell Phone and the Computer, to the Company at such location and to such person as the Company may reasonably designate.

    5.   Your group term life insurance, disability insurance, retirement plan and all other fringe benefits not specifically provided for herein shall cease and terminate on the Separation Date. All Company contributions to your 401(k) account shall cease on the Separation Date; provided, however, you may remain in the plan according to its terms until age 70 1/2 and as long as your account balance remains over Five Thousand Dollars ($5,000.00), or you may withdraw or rollover your account balance at any time after the Separation Date in accordance with the provisions of the 401(k) Plan and in accordance with applicable law and regulations. A notice explaining your distribution options will be sent to your home.

    6.   You acknowledge and agree that as of the Separation Date, you are vested in and can exercise incentive stock options to purchase up to 50,000 shares of the Class A stock of Rock of Ages Corporation (the "Options"), pursuant to your Incentive Stock Option Agreement with the Company date July 20, 2000 (the "Option Agreement"), and according to the provisions of the Company's 1994 Stock Plan, as amended and restated from time to time (the "Plan"). The Company will repurchase the Options for a purchase price (the "Option Purchase Price") equal to the difference between (a) $6.50, the last reported sale price on July 19, 2002 of the Common Stock of the Company on the NASDAQ National Market, and (b) Four Dollars and Ninety-Four Cents ($4.94) the option price per share of said stock at the time of grant of the Options, or $1.56 per option share, representing a total Option Purchase Price of $78,000. The Company will pay you the Option Purchase Price on the eight (8th) calendar day following the date you sign this agreement. Upon payment of the Option Purchase Price, the Option Agreement and all of your rights thereunder shall be terminated and be of no further force or effect. You further acknowledge that you have no other stock option rights of any kind to any shares of the Company.

    7.   Upon your submission of an expense report to the Company, on or before July 31, 2002, the Company will reimburse you consistent with Company policy for all outstanding, unreimbursed, business expenses incurred on behalf of the Company prior to the Separation Date.

    8.   Except for the monies, if any, in which you are 100% vested pursuant to the terms of the Company's 401(k) retirement plan, and except as expressly set forth in this agreement, you acknowledge that you have been paid all salary, bonuses, vacation pay, car allowances and any and all other forms of compensation or benefit that may be due you now or in the future in connection with your employment or your separation from employment with the Company or pursuant to the terms of the Employment Agreement.

    9.   Pursuant to the terms of the return of property covenant contained in Section 10 of the Employment Agreement, you have returned, or will return, all Company property, excluding the Vehicle, the Computer and the Cell Phone, whether confidential or not, without keeping any copies or excerpts thereof.

    10.   In consideration for the payments and benefits described above and the release in Paragraph 11 below, you agree as follows:

        (a)   You acknowledge, agree and confirm that you will continue to be bound by those terms and covenants of the Employment Agreement which survive the termination of your employment, including but in no way limited to the non-disclosure covenant contained in Section 8,the non-solicitation covenant contained in Section 9, and the non-competition covenant contained in Section 11of the Employment Agreement and that all such surviving terms and covenants are incorporated herein by this reference.

        (b)   You further covenant and agree not to make any statements that are disparaging about or adverse to the business interests of any of the Released Parties (as defined below) or which are intended to harm the reputation of any of the Released Parties, including but not limited to any statements that disparage any product, service, finances, capability or any other aspect of the Company's business. The Company agrees to provide you with written notice as soon as reasonably possible after learning of any such statements by you and to give you 30 days from the date of such written notice to cure the alleged breach of this subparagraph 10(b) to the Company's reasonable satisfaction.

        (c)   You hereby release and forever discharge the Company, its owners, officers, directors, shareholders, parent, subsidiaries, affiliates, successors, predecessors, assigns, agents, and employees (the "Released Parties") from any and all debts, demands, actions, causes of action, accounts, covenants, torts, agreements, obligations, damages, and any and all claims, counterclaims, demands, and liabilities whatsoever, whether known or unknown, both in law and in equity, whether arising under you Employment Agreement or otherwise, which you have as of the date hereof or ever had from the beginning of time to the date hereof. Nothing in this release is intended to release the Company from its obligations under this agreement. You further agree never to institute against any or all of the Released Parties in any jurisdiction any suit or action at law or equity with respect to any cause of action or claim of any kind which is covered by the release contained in this Paragraph 10.

        (d)   You confirm that you intend the release contained in sub-paragraph 10(c) above to be a GENERAL RELEASE of all claims and that you are giving such release knowingly and voluntarily. You acknowledge that such release includes, but is in no way limited to, a release of your rights under the Federal Age Discrimination in Employment Act and all other rights under federal, state or local laws prohibiting discrimination in employment, and all claims, whether by law or by any purported written or oral agreement, arising out of or under your Employment Agreement, your employment or the termination of your employment. You have the right to consult with any attorney prior to signing this agreement, and the Company will provide you up to twenty-two (22) calendar days from receipt of this agreement for you to consider the terms of this agreement. You may revoke this agreement within seven (7) calendar days after the date on which you sign this agreement. After such seven-day period, you acknowledge that this agreement shall become final and binding on both parties.

11.   (a)   The Company hereby forever releases and discharges you from any and all claims, causes of action and liabilities of any kind whatsoever which it had, or might have had, against you from the beginning of time to the date of this agreement under any law, statute, or regulation and which arose out of your actions within the course of your employment as an employee, officer or Director with the Company. Nothing in this release is intended or to be construed as a release with respect to your obligations under this agreement.

        (b)   The Company covenants and agrees that it will not make any statements that are disparaging about you or which are intended to harm your reputation. You agree to provide written notice to the Company as soon as reasonably possible after learning of any such statements by the Company and to provide to the Company a period of 30 days from the date of such written notice to cure the alleged breach of this subparagraph 11(b) to reasonable satisfaction.

        (c)   A statement or press release will be issued by the Company concerning your resignation on or about July 31, 2002 and it will be in substantially the form attached hereto as Exhibit A.

    12.   The parties mutually agree that the terms of this agreement are confidential, and that neither will disclose the terms of this agreement to any third party, except (1) in response to a lawful subpoena, court order, or other legal process; (2) pursuant to the Company's reporting obligations to the Securities and Exchange Commission and to any other regulatory agencies and bodies for income, securities, tax, unemployment insurance and other purposes; (3) to the Company's legal counsel, auditors, banks, and lenders; and (4) on your part to your legal counsel, accountant, spouse, and regulatory bodies for income tax or unemployment purposes.

    13.   You agree that if you breach, or default in the performance of, any material term or provision of this agreement or of the provisions of your Employment Agreement that survive your termination of employment with the Company, including without limitation, Sections 8, 9 and 11 thereof, (a) the Company shall have no obligation to pay, and you will automatically and irrevocably forfeit the right to receive any Severance Installment unpaid as of the date of such breach, (b) you will immediately return to the Company any Severance Installment heretofore paid by the Company to you, and (c) the Company shall retain and be entitled to exercise all rights and remedies available to it at law or in equity for damages, for your breach or default, including, without limitation, the right to specific performance by you of the terms or provisions that you have breached or defaulted in the performance of and the right to recover all Severance Pay previously paid to you pursuant to this agreement which you have not returned to the Company as you agreed to do in this Paragraph.

    14.   In addition to the rights and remedies of the Company set forth in Paragraph 13 above, you acknowledge that in the event of your breach by any of the covenants of non-disclosure, non-solicitation and non-competition referred to in subparagraph 10(a) above, or the non-disparagement covenant set forth in sub-paragraph 10(b) above, the Company (which, for purposes of this Paragraph 14 shall include any Released Party as defined in Paragraph 10) will suffer substantial irreparable harm and would not have an adequate remedy at law. You therefore agree that in the event of such breach or threatened breach of the foregoing, in addition to such other remedies as the Company have at law for damages, the Company and/or Released Party shall be entitled to obtain, and you agree not to oppose, preliminary or permanent injunctive relief or any other equitable remedy which then may be available. The seeking of such relief or equitable remedy shall not affect the Company's and/or Released Party's right to seek and obtain damages or other relief at law or in equity on account of such actual or threatened breach of the foregoing provisions and to their right to the return of the Severance Pay as above agreed to by you.

    15.   You agree that any and all disputes arising from, or because of, the interpretation, application, breach, default and/or enforcement of this agreement shall be subject to the exclusive jurisdiction of the Merrimack County Superior Court sitting in Concord, New Hampshire and you hereby consent to the exclusive jurisdiction of said court for these purposes.

    16.   This agreement was executed in New Hampshire and shall be governed by and construed in accordance with the laws of the State of New Hampshire.

    17.   This agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof. No amendment or modification of any provision of this agreement shall be effective unless in writing and signed by both parties. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, successors, and assigns.

    If you agree to the terms and provisions of this agreement, please sign this agreement in the space indicated below.

Sincerely,

ROCK OF AGES CORPORATION

By:/s/Kurt M. Swenson
Its: President

I HAVE READ THE ABOVE AGREEMENT, AND I ACCEPT AND AGREE TO ITS TERMS AND PROVISIONS.

Date: July 23, 2002	/s/John Forney
John Forney

EXHIBIT A TO SEPARATION AGREEMENT AND GENERAL RELEASE

 Rock of Ages Corporation announced today that John L. Forney has resigned as a Director of the Company and as President of its Memorials Division effective on July 31. Kurt Swenson, Chairman and CEO said "We sincerely appreciate John Forney's efforts on behalf of the Company. He has made a valuable contribution during his three and a half years with us, and we wish him well in the future." Mr. Forney's duties will be assumed on an interim basis in part by Dick Kimball, Executive Vice President and in part by Mr. Swenson. The Company has retained                                      to undertake a search to locate a senior level retail executive with significant experience in implementing an aggressive retail expansion program through same store sales growth, acquisitions, and new store openings to become the President and Chief Operating Officer of the Company's retail division. Readers of this release interested in the position or knowing of qualified candidates for the position may call                          of                        for details. The Company seeks to fill the position as soon as reasonably possible.